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FORM 12b-25                                          SEC File Number 33-68570
                                                       CUSIP Number 524668100

                       NOTIFICATION OF LATE FILING

                             (Check One)
( ) Form 10-K        ( ) Form 11-K      ( ) Form 20-F     (X) Form 10-QSB

          For Period Ended:     November 30, 1996
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        Read Attached Instruction Sheet Before Preparing Form.
                         Please Print or Type.
        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Not Applicable.
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Part I -- Registrant Information
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     Full Name of Registrant:      Leggoons, Inc.
     Former Name if Applicable:     N/A
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  Address of Principal Executive Office (Street and Number):

          400 South Lindell
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  City, State and Zip Code:  Vandalia, Missouri  63382
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Part II -- Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     [ ]     (a)   The reasons described in reasonable detail in Part III
                   of this form could not be eliminated without unreasonable effort or expense;

     [X]     (b)   The subject annual report/portion thereof will be filed
                   on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/ portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     (c)   The accountant's statement or other exhibit required by
                   Rule 12b-25(c) has been attached if applicable.
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Part III -- Narrative
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         State below in reasonable detail the reasons why the Form 10-K,
         11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

The Company is completing the process of filing its Form 10-KSB/A for the year ended August 31, 1996 that includes its audited financial statements. Upon filing the Form 10-KSB/A the Company will be able to complete the required information for the November 30, 1996 Form 10-QSB.


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Part IV -- Other Information
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     (1)   Name and telephone number of person to contact in regard to this notification:

          Steve Walters             573             594-6418
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            (Name)              (Area Code)     (Telephone Number)

     (2)   Have all other periodic reports required
           (under Section 13 or 15(d) of the
           Securities Exchange Act of 1934) during           [ ] Yes   [X] No
           the preceding 12 months (or for such
           shorter period that the registrant was
           required to file such reports) been filed?
           If answer no identify report(s). August 31, 1996 Form 10-KSB (incomplete filing).


     (3)   Is it anticipated that any significant
           change in results of operations from the
           corresponding period for the last fiscal          [ ] Yes   [X] No
           year will be reflected by the earnings
           statements to be included in the subject report or portion thereof?



                               Leggoons, Inc.
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               (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


(Registrant)                  Leggoons, Inc.
<BY (Signature)               /s/ Steven D. Walters
(Date)                        January 13, 1997
(Name and Title)              Steven D. Walters, Principal Accounting
                                        Officer